Loan Agreement

Party A (the lender): Songyuan City Ermapao Green Rice Ltd,

Party B (the payee): Shenzhen Dingyi Investment Consultants Ltd.

     Both parties have agreed to the pertaining items below and have reached an agreement.

1.   Party B lends 16 million Yuan (equivalent to 2,063,797 US dollars) to Party
     A. Party A will receive 3 million Yuan before April 10, 2007, 3 million Yuan before July 3, 2007, and 10 million Yuan before August 1 2007 respectively.

2.   Interest rate: Party B agreed to a interest free loan to Party A

3. Loan period : Each loan period is 6 months. The first period is from April 10, 2007 to November 9, 2007. The second period is from July 3, 2007 to January 2, 2008 and the third period is from August 1, 2007 to January 31, 2008.

4. Repayment date and method: The repayment date of each loan for Party A will be in accordance with the descriptions in item No. 3 above.

5. Breach of contract: If Party A defaults and can not repay on the due date, Party A should pay interest to Party B at a rate in accordance with the bank's rate which is currently at 6.48% until repayment of principle.

6. The agreement is effective upon signing on April 9, 2007. Both parties each hold a copy of the agreement which have the same legal effects.

Party A (the lender):                        Party B (the payee):

Songyuan City                                Shenzhen Dingyi
Ermapao Green Rice Ltd                       Investment Consultants Ltd.


Date: April 9, 2007                          Date: April 9, 2007